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AMENDMENT NO. 2 TO DISTRIBUTION AGREEMENT


    This Amendment No. 2, dated as of the __ day of _________, 1995, is entered into by THE GALAXY FUND, a Massachusetts business trust ("Galaxy"), THE SHAREHOLDER SERVICES GROUP, INC. d/b/a 440 FINANCIAL, a Massachusetts corporation ("440 Financial"), and 440 FINANCIAL DISTRIBUTORS, INC., a Massachusetts corporation (the "Distributor") and a wholly-owned subsidiary of 440 Financial

    WHEREAS, Galaxy, 440 Financial and the Distributor have entered into a Distribution Agreement dated as of March 31, 1995 (the "Distribution Agreement");

    WHEREAS, Galaxy, 440 Financial and the Distributor wish to amend the Distribution Agreement to set forth certain additional responsibilities of the Distributor relating to the offering, issuance, sale and redemption of Retail B Shares in certain of the investment portfolios of Galaxy;

    NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

    1. Paragraph 1.3 of the Distribution Agreement is hereby amended and restated in its entirety to read as follows:

    "1.3 The Distributor shall, at its own expense, finance appropriate activities which it deems reasonable which are primarily intended to result in the sale of the Shares, including, but not limited, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature; provided, however, that each Fund will bear the expenses incurred and other payments made in accordance with the provisions of this Agreement and any plan now or hereafter adopted with respect to any one or more series of Shares of such Fund pursuant to Rule 12b-1 under the 1940 Act (collectively, the "Plans")."

    2. Paragraph 1.23 is added to the Distribution Agreement to read as follows:

    "The Distributor agrees to be responsible for implementing and operating the Plans in accordance with the terms thereof."

    3. Paragraph 1.24 is added to the Distribution Agreement to read as follows:

    "With respect to such series of Shares, if any, that are




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     sold with a contingent deferred sales charge ("CDSC"), the
     Distributor shall impose a CDSC in connection with the redemption of the Shares of such series, not to exceed a specified percentage of the original purchase price of the Shares, as from time to time set forth in the applicable Prospectuses. The Distributor may retain (or receive from Galaxy, as the case may be) all of any CDSC. The Distributor may pay to broker-dealers or other persons through whom such Shares are sold a commission or other payment to the extent consistent with the current Prospectuses and applicable rules and regulations."

    4. Miscellaneous. Except to the extent supplemented hereby, the Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

    IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first above written.

                                    THE GALAXY FUND



Attest:_____________________        By:_______________________
       Secretary                    Vice President

                                    THE SHAREHOLDER SERVICES
                                    GROUP, INC. d/b/a
                                   440 FINANCIAL



Attest:______________________        By:_________________________

                                    440 FINANCIAL DISTRIBUTORS,
                                    INC.



Attest:______________________        By:__________________________

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